Broadway & Seymour, Inc.
Form 10-Q for the Quarterly Period Ended June 30, 1996




                                                                      Exhibit 11
                            BROADWAY & SEYMOUR, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                         Three months ended     Six months ended
                                                                         June 30,   June 30,   June 30,   June 30,
                                                                           1996       1995       1996       1995
Net income (loss)                                                         $2,242     $2,147     $1,407     $2,815
                                                                          ------     ------     ------     ------
Primary earnings per share:
    Weighted average common shares outstanding                             8,956      8,629      8,926      8,529

    Reduction from effect of treasury stock                                  (39)       (39)       (39)       (39)

    Addition from assumed exercise of stock options                          114        380        130        431

    Addition from assumed stock bonus award                                    -          -          -          5

    Addition from assumed participation in employee
      stock purchase plan                                                      5          -          5          -
                                                                          ------     -----      ------     ------
    Weighted average common and common equivalent
        shares outstanding                                                 9,036      8,970      9,022      8,926
                                                                          ======     ======     ======     ======
    Net income (loss) per common and common
        equivalent share                                                   $0.25      $0.24      $0.16      $0.32
                                                                          ======     ======     ======     ======

Fully diluted earnings per share:
    Weighted average common shares outstanding                             8,956      8,629      8,926      8,529

    Reduction from effect of treasury stock                                  (39)       (39)       (39)       (39)

    Addition from assumed exercise of stock options                          121        439        132        461

    Addition from assumed stock bonus award                                    -          -          -          5

    Addition from assumed participation in employee
      stock purchase plan                                                      5          -          5          2
                                                                          ------     ------     ------     ------
    Weighted average common and common equivalent
        shares outstanding                                                 9,043      9,029      9,024      8,958
                                                                          ======     ======     ======     ======
    Net income (loss) per common and common
        equivalent share                                                   $0.25      $0.24      $0.16      $0.31
                                                                          ======     ======     ======     ======





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